As filed with the Securities and Exchange Commission on December 1, 2003
Registration No. 333-107527

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Ultimate Software Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-0694077
(State or Other Jurisdiction	(I.R.S. Employer Identification
of Incorporation or	Number)
Organization)

2000 Ultimate Way
Weston, Florida 33326
(954) 331-7000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrants’ Principal Executive Offices)

Mitchell K. Dauerman
Executive Vice President, Chief Financial Officer and Treasurer
The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, Florida 33326
(954) 331-7000
Facsimile: (954) 331-7300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

with copies to:
James A. FitzPatrick, Jr.
Jonathan L. Freedman
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 259-8000
Facsimile: (212) 259-6333

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2003

Prospectus

[ULTIMATE SOFTWARE LOGO]

4,821,300 shares of
Common Stock

The Offering

     This prospectus relates to 4,821,300 shares of our common stock which are held by certain of our stockholders or are issuable upon exercise of warrants held by certain of our stockholders. The common stock may be sold by or on behalf of such selling stockholders named in this prospectus or in supplements to this prospectus.

     Our common stock is listed in the NASDAQ National Market under the symbol “ULTI.”

     The selling stockholders may offer and sell common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell all or a portion of the common stock in market transactions on the NASDAQ National Market; in privately negotiated transactions; through the writing of options; in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; through broker-dealers, which may act as agents or principals; directly to one or more purchasers; through agents; or in any combination of the above or by any other legally available means. The selling stockholders will receive all of the proceeds from the sale of the common stock. We will not receive any proceeds from any such sales.

     Investing in our common stock involves risks, see “Risk Factors” beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2003

THE OFFERING
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK
DESCRIPTION OF OUR CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
OTHER INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS
SIGNATURES
EX-23.1 Consent of KPMG LLP

i

References in this prospectus to “Ultimate Software,” “we,” “us” and “our” refer to The Ultimate Software Group, Inc., a software company incorporated in Delaware, unless the context otherwise requires.

THE OFFERING

Maximum Number of Shares of Our Common Stock to be Sold by Selling Stockholders	4,821,300 shares of common stock, $0.01 par value per share.

Use of Proceeds	We will receive no proceeds from this offering.

NASDAQ Symbol for our Common Stock	Our common stock is listed on the NASDAQ National Market under the symbol “ULTI.”

Risk Factors	See “Risk Factors” beginning on page 2 of this prospectus and the other information included elsewhere or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

THE COMPANY

     Ultimate Software designs, markets, implements and supports payroll and workforce management solutions. Our address is 2000 Ultimate Way, Weston, Florida 33326; our phone number is (954) 331-7000.

RISK FACTORS

     You should carefully consider the following risks, as well as the other information included elsewhere or incorporated by reference in this prospectus, before investing in the common stock. If any of the following risks actually occur, our business could be harmed. You should refer to the other information set forth in this prospectus and our consolidated financial statements and the related notes incorporated by reference herein.

We have not had a profitable fiscal quarter since June 30, 2000 or a profitable fiscal year since 1999 and we may never achieve such profitability again.

     We may be unable to reestablish and maintain profitability on a quarterly basis. We were profitable for only four fiscal quarters—for each of the three-month periods ended June 30, 2000, September 30, 1999, June 30, 1999 and December 31, 1998. Our only full fiscal year of profitability since we went public in June 1998 was fiscal year 1999. We may never achieve such profitability again—either on a quarterly basis or for a full fiscal year. If we were able to establish profitability in the future (on a quarterly basis or for a full fiscal year) we may not be able to maintain it.

Our cash flows from operations have historically been insufficient to fund our operations; if we are unable to fund future shortfalls, we may be unable to satisfy our financial obligations.

     Our cash flows from operations have historically been insufficient to fund operations. In the past, we have funded shortfalls in cash primarily through the private and public sale of equity securities and, to a lesser extent, equipment financing and borrowing arrangements.

     Our cash balance at September 30, 2003 was $16.1 million, including the net proceeds we received from the sale of common shares to Janus Investment Fund and Trusco Capital Management, Inc., as described under the heading “Selling Stockholders” below. Our average monthly cash flow deficit for the three months ended September 30, 2003 was $0.4 million. We believe we have enough available cash to fund our cash flow needs for the next twelve months.

We may be adversely affected by substantial quarterly fluctuations in our revenues and operating results.

     Our quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Our operating results may fluctuate as a result of a number of factors, including:

•	increased expenses (especially as they relate to product development and sales and marketing);

•	timing of product releases;

•	increased competition;

•	variations in the mix of revenues;

•	announcements of new products by us or our competitors;

•	capital spending patterns of our customers; and

•	a drop in near term demand for our products.

     We establish our expenditure levels based upon our expectations as to future revenues. If revenue levels are below expectations, expenses can be disproportionately high. Our operating results for previous fiscal quarters are not necessarily indicative of our operating results for the full fiscal years or for any future periods. We believe that, due to the underlying factors for quarterly fluctuations, period-to-period comparisons of our operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance.

Our failure to maintain and increase acceptance of UltiPro, which accounts for substantially all of our revenues, could cause a significant decline in our revenues.

     Currently, the UltiPro product and related services account for substantially all of our revenues. Our future success depends on maintaining and increasing acceptance of UltiPro, including Intersourcing (our hosting service through which we offer the hardware, infrastructure, ongoing maintenance and backup services for our customers), and related services. Any factors adversely affecting the demand for UltiPro would have a material adverse effect on our business, operating results and financial condition.

A systems failure or other service interruption at the BellSouth data center used for our hosting services could result in substantial expense to us, loss of customers and claims by our customers for damages caused by any losses they incur.

     We offer hosting services, which include hardware, infrastructure, ongoing maintenance and back-up services, to our customers at a BellSouth data center. These hosting services, which we refer to as Intersourcing, must be able to be reliably operated on a 24 hours per day, seven days per week basis without interruption or data loss. The success of Intersourcing depends on our ability to protect the infrastructure, equipment and customer data files against damage from:

•	human error;

•	natural disasters;

•	power loss or telecommunication failures; and

•	sabotage or other intentional acts of vandalism.

     We perform a daily backup of our customer data which is stored offsite of the BellSouth data center. However, the occurrence of one of the above listed events or other unanticipated problems at the BellSouth data center could:

•	result in interruptions in the services we provide to our customers, during which time our customers may be unable to retrieve their data;

•	require us to spend substantial amounts of money replacing existing equipment and/or purchasing services from an alternative data center;

•	cause existing customers to cancel their contracts;

•	cause our customers to seek damages for losses incurred; or

•	make it more difficult for us to attract new customers.

We derive a substantial portion of our total revenues (17% during both the three and nine months ended September 30, 2003) from our agreements with Ceridian Corporation, and if this customer were to lose its credit worthiness, we may lose a significant portion of our revenues.

     We derive a substantial portion of our total revenues from Ceridian Corporation. During both the three months and nine months ended September 30, 2003, revenue from Ceridian Corporation accounted for 17% of total revenues. No other customer accounted for more than 10% of total revenues in 2003 or 2002. Revenues from Ceridian Corporation are derived pursuant to a non-exclusive license agreement for the use of UltiPro and a related services agreement. Due to the significant concentration of total revenues, we have exposure if Ceridian Corporation loses its credit worthiness and is unable to make the guaranteed minimum payments due to us on a timely basis, or at all.

If our various sales channels are not successful, we may be unable to achieve significant revenue growth in the future.

     We sell our products and services primarily through a direct sales force and a network of business service providers, including Ceridian Corporation, that in turn market to their customers. Our ability to achieve significant revenue growth in the future will depend, in large part, upon the success of our direct sales force, our ability to establish and maintain relationships with business service providers, including our existing relationship with Ceridian, and our ability to adapt our sales channels to address the evolving markets for our products. If any of these sales channels do not perform as expected, our revenues could suffer.

If we are not able to successfully recruit personnel, our revenues could be negatively affected.

     Our ability to achieve significant revenue growth in the future will also depend on our success in recruiting, training and retaining sufficient sales, marketing, professional services, product development and other personnel. From time to time, there is intense competition for personnel in the software industry.

Rapid technological changes and the introduction of new products and enhancements by new or existing competitors could undermine our current market position.

     The market for our products is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements and changing industry standards. The life cycles of our products are difficult to estimate. Rapid technological changes and the introduction of new products and enhancements by new or existing competitors could undermine our current market position. Our growth and future success will depend, in part, upon:

•	our ability to enhance our current products and introduce new products in order to keep pace with products offered by our competitors;

•	adapt to technological advancements and changing industry standards; and

•	expand the functionality of our products to address the increasingly sophisticated requirements of our customers.

     We may not have sufficient resources to make the necessary investments and we may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products or enhancements. In addition, our products or enhancements may not meet the increasingly sophisticated customer requirements of the marketplace or achieve market acceptance at the rate we expect, or at all. Any failure by us to anticipate or respond adequately to technological advancements, customer requirements and changing industry standards, or any significant delays in the development, introduction or availability of new products or enhancements, could undermine our current market position.

Our current and future competitors include companies with greater financial, technical and marketing revenues than we have and if we are unable to compete successfully with other businesses in our industry or with in-house systems developed by potential customers, our profitability will be adversely affected.

     Our future success will depend significantly upon our ability to increase our share of our target market, to maintain and increase our recurring revenues from new and existing customers and to sell additional products, product enhancements, maintenance and support agreements and training and consulting services to existing and new customers. The human resource management and payroll market is intensely competitive. Ultimate Software’s competitors include:

•	large service bureaus, primarily Automated Data Processing and, to a lesser extent, Ceridian Corporation;

•	a number of companies, such as Lawson Software, Inc., Oracle Corporation, PeopleSoft, Inc. and SAP, which offer human resource management and payroll software products for use on mainframes, client/server environments and/or Web servers; and

•	the internal payroll/human resources departments of potential customers which use custom-written software.

     Our competitors may develop products that are superior to our products or achieve greater market acceptance. Many of our competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we can. We believe that existing competitors and new market entrants will attempt to develop in-house systems that will compete with our products. We may be unable to compete successfully against current or future competitors. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

The loss of the services of one or more of our key employees could negatively affect our ability to implement our business strategy.

     Our success depends to a significant extent upon a limited number of members of senior management and other key employees, including Scott Scherr, our Chairman of the Board, President and Chief Executive Officer. We do not have employment contracts with any of our key personnel other than a non-competition and confidentiality agreement entered into with Mr. Scherr. We maintain key man life insurance for Scott Scherr in the amount of $2.0 million. The loss of the service of one or more of our key employees could have a material adverse effect upon us. In addition, uncertainty created by turnover of our key employees could cause further turnover of our employees.

The potential growth of our business and expansion of our customer base may place a significant strain on our management and operations and we may be unable to manage that growth and expansion successfully.

     We expect to increase research and development, professional services, sales and marketing and administrative operations as and when appropriate to accommodate our growth plans. Accordingly, our future operating results will depend on the ability of our management and other key employees to continue to implement and improve our systems for operations, financial control and information management and to recruit, train, manage and retain our employee base. We cannot be certain that we will be able to manage any future growth successfully.

Our business relies heavily on the products of Microsoft, which may not always be compatible with our products, and we may be required to spend significant capital if businesses adopt alternative technologies that are incompatible with our products.

     Our software products are designed primarily to operate with Microsoft Corporation technologies and our strategy requires that our products and technology be compatible with new developments in Microsoft technology. Although we believe that Microsoft technologies are currently widely utilized by businesses of all sizes, we cannot be certain that businesses will continue to adopt such technologies as anticipated, will migrate from older Microsoft technologies to newer Microsoft technologies or will not adopt alternative technologies that are incompatible with our products. As a result, we may be required to develop new products or improve our existing products to be compatible with any different technologies being used by our customers. We cannot be certain we will be able to adapt our product to any technology other than Microsoft’s.

If our third party software is not adequately maintained or updated, our sales could be materially adversely affected.

     Our products utilize certain software licensed to us by third-party software developers. Although we believe that there are alternatives for these products, any significant interruption in the availability of such third-party software could have a material adverse impact on our sales unless and until we can replace the functionality provided by these products. Additionally, we are, to a certain extent, dependent upon such third parties’ abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. We may be unable to replace the functionality provided by the third-party software currently offered in conjunction with our products in the event that such software becomes obsolete or incompatible with future versions of our products or is otherwise not adequately maintained or updated.

If we are unable to release annual or periodic updates on a timely basis to reflect changes in tax laws and regulations or other regulatory provisions applicable to our products, the market acceptance of our products may be adversely affected and our revenues could decline.

     Our products are affected by changes in tax laws and regulations and generally must be updated annually or periodically to maintain their accuracy and competitiveness. We cannot be certain that we will be able to release these annual or periodic updates on a timely basis in the future. Failure to do so could have a material adverse effect on market acceptance of our products. In addition, significant changes in tax laws and regulations or other regulatory provisions applicable to our products could require us to make a significant investment in product modifications, which could result in significant unexpected costs to us.

If we are unable to protect our proprietary rights against unauthorized third-party copying or use, our revenues or our methods of doing business could be negatively impacted.

     Our success is dependent in part on our ability to protect our proprietary rights. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We do not have any patents or patent applications pending, and existing copyright, trademark and trade secret laws afford only limited protection. As a result, we cannot be certain that we will be able to protect our proprietary rights against unauthorized third party copying or use. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. In addition, others may develop products that perform comparably to our proprietary products. Policing the unauthorized use of our products is difficult.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trademarks, copyrights or trade secrets or to determine the validity and scope of the proprietary rights of others; such litigation may be expensive and divert the attention of management.

     Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trademarks, copyrights or trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources.

     As is common in the software industry, from time to time, we may become aware of third-party claims of infringement by our operations or products of third-party proprietary rights. While we are not currently aware of any such claim, our software products may increasingly be subject to such claims as the number of products and competitors in our industry grows and the functionality of products overlaps and as the issuance of software patents becomes increasingly common. Any such claims, with or without merit, can be time consuming and expensive to defend, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty agreements, if required, may not be available on terms acceptable to us, or at all.

Defects and errors in our software could affect market acceptance of our products.

     Software products such as those offered by us frequently contain undetected errors or failures when first introduced or as new versions are released. Testing of our products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which our customers may use these products. Despite extensive testing, from time to time we have discovered defects or errors in our products. Defects and errors may:

•	cause delays in product introductions and shipments;

•	result in increased costs and diversion of development resources;

•	require design modifications; or

•	decrease market acceptance or customer satisfaction with our products.

     Despite testing by us and by current and potential customers, errors may be found after commencement of commercial shipments, which may result in loss of or delay in market acceptance.

Our software products may be vulnerable to break-ins and similar disruptive problems; addressing these issues may be expensive and require a significant amount of our resources.

     We have included security features in our products that are intended to protect the privacy and integrity of customer data. Despite the existence of these security features, our software products may be vulnerable to break-ins and similar disruptive problems. Addressing these evolving security issues may be expensive and require a significant amount of our resources.

The sale and support of software products and the performance of related services by us entails the risk of product liability claims, which could significantly affect our financial results.

     Customers use our products in connection with the preparation and filing of tax returns and other regulatory reports. If any of our products contain errors that produce inaccurate results upon which users rely, or cause users to misfile or fail to file required information, we could be subject to liability claims from users. Our license agreements with our customers typically contain provisions intended to limit our exposure to such claims, but such provisions may not be effective in limiting our exposure. Contractual limitations we use may not be enforceable and may not provide us with adequate protection against product liability claims in certain jurisdictions. A successful claim for product or service liability brought against us could result in substantial cost to us and divert management’s attention from our operations.

Anti-takeover provisions in our certificate of incorporation and by-laws, and under our Rights Agreement and Delaware law could prevent or delay a change in control and, as a result, negatively impact our stockholders and the price of our common stock.

     We have taken a number of actions that could have the effect of discouraging a takeover attempt. For example, we have adopted a Rights Agreement that would cause substantial dilution to a stockholder, and substantially increase the cost paid by a stockholder, who attempts to acquire us on terms not approved by our Board of Directors. This could prevent us from being acquired. Our Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. This may prevent a stockholder from gaining control of our Board of Directors by electing members who are not supported by management.

     In addition, our certificate of incorporation grants our Board of Directors the authority to fix the rights, preferences and privileges of and issue up to 2,500,000 shares of preferred stock without stockholder approval. Although we have no present intention to issue shares of preferred stock, such an issuance could have the effect of making it more difficult and less attractive for a third-party to acquire a majority of our outstanding voting stock. Preferred stock may also have other rights, including economic rights senior to our common stock, that could have a material adverse effect on our stock price.

     We are also subject to the anti-takeover provisions of Section 203 of Delaware General Corporation Law. This section provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that a stockholder became an interested stockholder (as defined in that section). This provision could have the effect of delaying or preventing a change in control of our company.

USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of common stock pursuant to this prospectus. We will receive no such proceeds.

PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

     Our common stock is quoted on the NASDAQ National Market under the symbol “ULTI.” On November 17, 2003, the last reported sale price of the common stock on the NASDAQ was $9.69 per share. The following table sets forth for the periods indicated below the high and low sale prices for our common stock on the NASDAQ.

	High	Low

2001
First Quarter	$6.625	$2.375
Second Quarter	6.250	3.500
Third Quarter	5.110	3.120
Fourth Quarter	4.320	2.050
2002
First Quarter	$4.880	$3.300
Second Quarter	4.560	2.220
Third Quarter	3.620	2.050
Fourth Quarter	4.200	2.470
2003
First Quarter	$4.549	$3.060
Second Quarter	5.470	3.610
Third Quarter	10.190	4.900
Fourth Quarter (through November 17, 2003)	10.690	8.020

As of November 17, 2003, we had 20,569,778 shares of common stock outstanding.

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to fund the development and growth of our business. The payment of dividends in the future, if any, will be at the discretion of our Board of Directors. Under the terms of our revolving line of credit agreement with Silicon Valley Bank, we may not pay dividends without the prior written consent of Silicon Valley Bank.

DESCRIPTION OF OUR CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 2,500,000 shares of preferred stock, $0.01 par value per share. The following is a description of our capital stock and our Rights Agreement. We also refer you to our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 27, 1998, including all amendments or reports filed for the purpose of updating the description, which discusses the terms of our capital stock and to our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 23, 1998, including all amendments or reports filed for the purpose of updating the description, which discusses the terms of our Preferred Share Purchase Rights. See “Incorporation of Certain Documents by Reference” above for information as to how to obtain such documents.

Common Stock

     As of November 17, 2003, there were 20,569,778 shares of our common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock possess exclusive voting rights, except to the extent that our Board of Directors has designated voting power with respect to any preferred stock issued. Our holders of common stock are entitled to one vote for each share of common stock registered in the holder’s name on our books. Except as otherwise required by law and subject to the rights of any holders of preferred stock, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders constitutes a quorum for the transaction of business at that meeting. Actions requiring approval of stockholders generally require approval by a majority vote at a meeting at which a quorum is present, except that at each stockholder meeting for the election of directors, provided a quorum is present, directors are elected by a plurality of votes validly cast in the election. Stockholders do not have any right to cumulate votes in the election of directors. Subject to the rights of any holders of preferred stock, each holder of common stock is entitled to receive dividends out of funds legally available therefor when, as, and if, declared by our Board of Directors. Dividends may be paid in cash, property or shares of our capital stock. In the event of our liquidation, dissolution or winding-up, the holders of common stock will be entitled to share ratably in the distribution of all of our assets remaining after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled. Holders of common stock are not entitled to preemptive rights with respect to any shares of capital stock which may be issued by us.

Preferred Stock

     We do not have any issued or outstanding shares of preferred stock. Preferred stock may be issued by our Board of Directors in one or more series and may have such voting rights, if any, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations and restrictions, as our Board of Directors (or a duly authorized committee thereof) may fix by resolution or resolutions. Our Board of Directors may issue such preferred stock, from time to time, in transactions without the approval of our stockholders, and the preferences, designations, voting and other rights of any such shares of preferred stock may materially limit or qualify the rights of the outstanding shares of common stock. See “ — Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-Laws.”

     The holders of preferred stock issued by us may be given the right to vote for the election of directors generally or to elect a specified number or percentage of the members of our Board of Directors. The number of directors that may be elected by the holders of any class or series of preferred stock having the right to elect directors may be in addition to the number of directors fixed by or pursuant to our certificate of incorporation.

     The issuance of shares of preferred stock pursuant to the authority of our Board of Directors described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.

     One of the effects of undesignated preferred stock may be to enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Warrants

     During the period from June 2002 through June 2003 we issued warrants for the purchase of an aggregate of 238,300 shares of common stock at an exercise price of $4.00 per share. The warrants expire four years after the date of issuance and are fully vested and exercisable. In the event of a reorganization, recapitalization, stock split, stock dividend, merger, sale of all or substantially all assets or other change in our corporate structure or shares, our Board of Directors is required to change the number and kind of shares (including by substituting shares of another corporation) subject to the warrants and/or the exercise price of the warrants in the manner that our Board of Directors reasonably deems equitable and appropriate.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-Laws

     Delaware Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law. Such section provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

     Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

     Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

     Issuance of Common and Preferred Stock. We believe that our ability to issue our authorized but unissued shares of common stock and shares of preferred stock without stockholder consent will provide us with the flexibility necessary to meet our future needs without experiencing the time delay of having to seek stockholder approval. The unissued shares of common stock and preferred stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. It is possible that our Board of Directors might use its authority to issue common stock or preferred stock in a way which could deter or impede the completion of a tender offer or other attempt to gain control of us which our Board of Directors does not approve. We do not have any predetermined plans or commitments to use our authority to effect any such issuance, but reserve the right to take any action in the future which our Board of Directors deems to be in the best interests of the stockholders under the circumstances.

     It is not possible to state the actual effect of any issuance of preferred stock upon the rights of holders of common stock because our Board of Directors has not determined an issuance price or prices, terms or the rights of the holders of preferred stock. However, such effects might include:

•	restrictions on common stock dividends if preferred stock dividends have not been paid;

•	dilution of the voting power and equity interest of existing holders of common stock to the extent that any preferred stock series has voting rights or would acquire voting rights upon the occurrence of certain events (such as the failure to pay dividends for a specified period) or that any preferred stock series is convertible into common stock; and

•	current holders of common stock not being entitled to share in our assets upon liquidation, dissolution or winding-up until satisfaction of any liquidation preferences granted to any series of preferred stock.

     Board of Directors. Our certificate of incorporation provides that our Board of Directors consist of not less than five (5) nor more than eleven (11) directors (subject to the rights of the holders of any series of preferred stock), with the exact number to be determined from time to time by the affirmative vote of a majority of the entire Board of Directors. Pursuant to our certificate of incorporation and by-laws, our Board of Directors is divided into three classes, each of whose members serves for a staggered three-year term. Currently, our board consists of two (2) Class I Directors (Robert A. Yanover and LeRoy A. Vander Putten), three (3) Class II Directors (Marc D. Scherr, James A. FitzPatrick, Jr. and Rick A. Wilber) and one (1) Class III Director (Scott Scherr). At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The current terms of the Class I Directors, Class II Directors and Class III Directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2005, 2006 and 2004, respectively. At any meeting of our Board of Directors, a majority of the entire Board of Directors constitutes a quorum for the transaction of business, and, subject to certain exceptions, at any meeting at which a quorum is present the affirmative vote of a majority of the directors present constitutes an act of our Board of Directors. Subject to the rights of holders of any series of preferred stock, any newly created directorship and any other vacancy occurring on our Board of Directors is filled by a majority of the directors then in office (regardless of whether such majority constitutes a quorum of directors) or by a sole remaining director.

     Pursuant to the certificate of incorporation, no director may be removed from office except for cause and only by the affirmative vote of the holders of a majority of the combined voting power of all outstanding shares of stock then entitled to vote generally in the election of directors, voting as a single class.

     Stockholder Action. The certificate of incorporation requires that any action required or permitted to be taken by the stockholders may only be effected at a duly called annual or special meeting.

     Limitation on Call of Special Meetings of Stockholders. Under the Delaware General Corporation Law, special meetings of stockholders may be called by our Board of Directors or by such other persons as may be authorized by the certificate of incorporation or the by-laws. The certificate of incorporation and by-laws provide that special meetings may be called by the Chairman of our Board or the President or by the Secretary at the request in writing of a majority of the members of our Board of Directors. Except as otherwise required by law or the certificate of incorporation, no business may be transacted at any special meeting of stockholders other than the items of business stated in the notice of such meeting.

     Amendment of the Certificate of Incorporation and By-Laws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that any amendment relating to the following matters requires the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote at an election of directors:

•	the size of the Board of Directors;

•	division of the Board of Directors into classes;

•	the filling of vacancies on the Board of Directors;

•	the basis for removal of directors; and

•	limitations on annual or special meetings.

Pursuant to the Delaware General Corporation Law, the stockholders may amend a provision of the by-laws by the affirmative vote of the holders of a majority of the shares entitled to vote. Our certificate of incorporation requires the affirmative vote of at least 66 2/3% of the shares entitled to vote at an election of directors to amend the provision of the by-laws concerning the filling of vacancies on our Board of Directors. In addition, our certificate of incorporation grants our Board of Directors the authority to amend the by-laws by the affirmative vote of at least 66 2/3% of the entire Board of Directors.

     Advance Notice Requirements. Our by-laws establish advance notice procedures with regard to (i) the nomination, other than by or at the direction of our Board of Directors, of candidates for election to our Board of Directors and (ii) certain business to be brought by a stockholder before an annual meeting of stockholders.

     The provision regarding nomination, by requiring advance notice of nominations by stockholders, affords our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders about such qualifications.

     The other provision, by requiring advance notice of business proposed by a stockholder to be brought before an annual meeting, provides a more orderly procedure for conducting annual meetings of stockholders and provides our Board of Directors with a meaningful opportunity prior to the meeting to inform stockholders, to the extent deemed necessary or desirable by our Board of Directors, of any business proposed to be conducted at such meeting, together with any recommendation of our Board of Directors. This provision does not affect the right of stockholders to make stockholder proposals for inclusion in proxy statements for our annual meetings of stockholders pursuant to the rules of the Securities and Exchange Commission.

     Although these by-law provisions do not give our Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual meeting of stockholders if the proper procedures are followed, these by-law provisions may have the effect of precluding a nomination or precluding the conduct of business at a particular annual meeting, and may make it difficult for a third party to conduct a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us, even if such a solicitation or attempt might be beneficial to us and our stockholders.

     Preferred Share Purchase Rights. Pursuant to our Rights Agreement, dated as of October 22, 1998, one preferred stock purchase right is attached to each share of common stock. The rights are transferable only with common stock until they become exercisable.

     Generally, the rights are exercisable only if a person or group (other than certain of our affiliates) acquires 15% or more of the issued and outstanding shares of common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the issued and outstanding shares of common stock. Each right entitles the holder, until the tenth anniversary of the Rights Agreement, to buy one one-hundredth of a share of preferred stock for $45.00, subject to adjustment as provided in the Rights Agreement.

     Under the Rights Agreement, if a person or group (other than certain of our affiliates) acquires 15% or more of the issued and outstanding shares of common stock or if we are the surviving corporation in a merger, each right entitles its holder (other than such person or members of such group) to purchase, at the right’s then current exercise price, shares of common stock having a market value of twice the right’s exercise price. If we are acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right’s then current exercise price, a number of the acquiring company’s common shares having a then current market value of twice the right’s exercise price.

     On October 22, 2002, our Board of Directors voted, in accordance with its authority under the Rights Agreement, to allow Michael Feinberg to acquire more than 15% of the outstanding common stock without causing the rights to become exercisable, so long as Mr. Feinberg does not acquire a number of shares of common stock which, when combined with the shares he currently beneficially owns, exceeds 19.9% of the common stock outstanding.

     Pursuant to the Rights Agreement, following the acquisition by a person or group of beneficial ownership of 15% or more of the common stock, our Board of Directors is entitled to exchange the rights (other than rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock per right, subject to adjustment as provided in the Rights Agreement. Prior to ten days after the acquisition by a person or group of beneficial ownership of 15% or more of the common stock, the rights are redeemable in whole, not in part, for one cent per right.

     The issuance of the rights to purchase shares of preferred stock will have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The rights should not interfere with any merger or other business combination approved by our Board of Directors prior to ten days after the time that a person or group has acquired beneficial ownership of 15% or more of the common stock, as the rights are redeemable by us prior to such time.

Transfer Agent and Registrar

     The transfer agent and registrar for the Company’s common stock is EquiServe Trust Company, N.A.

SELLING STOCKHOLDERS

     The following table sets forth the number of shares of common stock beneficially owned by each selling stockholder as of November 17, 2003 and the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that the selling stockholder will beneficially own upon completion of this offering. This table assumes that all of the selling stockholders will offer for sale all of the shares of common stock covered by this prospectus, however we cannot be certain that they will do so.

     The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their respective pledgees, donees, transferees or other successors in interest. The selling stockholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. The amounts and information set forth below are based upon information provided to us by each selling stockholder or its representative, or on our records, as of November 17, 2003, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. Unless otherwise noted below, none of the selling stockholders has, within the past three years, held any position or office or had any material relationship with us other than solely in their capacity as stockholders.

     Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, if required by applicable law.

     The selling stockholders listed in the table do not necessarily intend to sell any of their shares. Selling stockholders may decide to sell only a portion of the common stock offered by them pursuant to this prospectus or may decide not to sell any common stock offered by them pursuant to this prospectus. We filed the registration statement, which includes this prospectus, because of registration rights granted to certain of the selling stockholders, not because any of the stockholders had expressed an intent to immediately sell their shares.

     For information on the procedure for sales by selling stockholders, read the disclosure under the heading “Plan of Distribution” below.

     Janus Investment Fund and Trusco Capital Management, Inc. purchased a total of 2,200,000 shares of common stock, as set forth in the following table, from us for $5.30 per share on July 15, 2003 in a private sale exempt from registration under the Securities Act of 1933. In connection with that transaction, we entered into a registration rights agreement with Janus and Trusco under which we agreed to prepare and file the registration statement, which includes this prospectus, covering the resale of those shares. If we fail to have the registration statement declared effective by the Securities and Exchange Commission on or before December 12, 2003, or if there are other delays relating to filing and effectiveness, we are obligated under the registration rights agreement to pay Janus and Trusco 1% of the purchase price paid for their shares, respectively. Thereafter, we are required to pay Janus and Trusco an additional 1% of the purchase price paid by them, respectively, per month (pro-rated for partial periods) during which the delays continue. In addition, we are responsible for the fees and expenses associated with the registration of the shares.

     Each of the other selling stockholders listed in the following table purchased a combination of shares of common stock and warrants from us in one or more private sales during the period from June 2002 through June 2003. The stockholders purchased from us an aggregate of 2,383,000 shares of common stock and warrants to purchase 238,300 shares of common stock, with the number of shares issuable under the warrants included in each sale being equal to 10% of the shares purchased. The purchase price paid for the shares and warrants was calculated based on the number of shares purchased multiplied by $4.00. For a description of the terms of the warrants, see “Description of Our Capital Stock – Warrants.” In connection with the sales, we granted each stockholder pursuant to registration rights agreements the right to include those shares, including any shares issuable upon exercise of the warrants, in any registration being filed by us prior to the fourth anniversary of the date of such sale or, if earlier, the date upon which such shares are eligible to be sold pursuant to Rule 144 of the Securities Act of 1933.

			Percentage of Common
	Number of Shares of	Number of Shares of	Stock Beneficially
	Common Stock	Common Stock That	Owned Assuming
Name of Selling	Beneficially	May Be Sold Pursuant	Completion of This
Stockholder	Owned(1)	Hereto	Offering (2)

Janus Investment Fund (3)	1,681,081	1,500,000	*
Trusco Capital Management, Inc. (4)	815,230	700,000	*
Michael Feinberg	2,807,544	550,000	10.98%
Ann Feinberg	151,925	55,000	*
Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust No. 3 (5)	206,100	110,000	*
Yanover Associates, L.P. (6)	246,500	165,000	*
Ceridian Corporation (7)	825,000	825,000	*
William A. Schreyer	55,000	55,000	*
P. Roy Vagelos	137,500	137,500	*
Neal I. Goldman	137,500	137,500	*
Scot L. Hunter	262,591	55,000	1.01
Robert Poole	110,000	110,000	*
Jeanne Weinreb	55,000	55,000	*
Stephen J. Rattner	27,600	27,500	*
Ross Matz Investments, Inc. (8)	86,880	55,000	*
Matthew and Kyle Szulik	58,750	41,250	*
Alisa Farber Revocable Trust (9)	23,750	13,750	*
Edward and Nancy McSorley	13,750	13,750	*
Patricia DeSalvo-Cavelius	13,750	13,750	*
Michael and Elizabeth Masarek	41,250	41,250	*
Colin Armstrong	27,500	27,500	*
Colin W.L. Armstrong Trustee
The Colin W.L. Armstrong Living Trust DTD 11/26/2001 (10)	122,125	55,000	*
Rick Wilber (11)	457,415	55,000	1.96
Gregory and Randi G. Jeddis	17,750	13,750	*
Allison Michelle Jeddis	6,400	4,400	*
Bradley David Jeddis	6,400	4,400	*

Total	8,394,291	4,821,300	17.37%

* Indicates beneficial ownership of less than 1.0% of the outstanding common stock.

(1)	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security. Because our outstanding warrants are presently exercisable, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, the shares of our common stock underlying the warrants are deemed to be beneficially owned by the holder of the warrants. In addition, Mr. Wilber has presently exercisable options to purchase 64,242 shares of common stock, which are deemed to be beneficially owned pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	The percentage amounts listed in this column assume that the selling stockholders will sell all of the shares of our common stock listed in column 2.

(3)	The natural person holding sole voting and investment control over the shares held by the selling stockholder is Will Bales, the Portfolio Manager.

(4)	The natural person holding sole voting and investment control over the shares held by the selling stockholder is Mark Garfinkel, the Portfolio Manager.

(5)	The natural person holding sole voting and investment control over the shares held by the selling stockholder is Colin Armstrong.

(6)	Robert A. Yanover, the president of the general partner of Yanover Associates, L.P., is a member of our Board of Directors. The natural person holding sole voting and investment control over the shares held by the selling stockholder is Robert A. Yanover.

(7)	As more fully described in our Annual Report on Form 10-K which we are incorporating by reference into this prospectus, we have entered into a non-exclusive license agreement for the use of UltiPro and a related services agreement with Ceridian Corporation. The natural person holding sole voting and investment control over the shares held by the selling stockholder is John R. Eickhoff.

(8)	The natural person holding sole voting and investment control over the shares held by the selling stockholder is William Matz.

(9)	The natural person holding sole voting and investment control over the shares held by the selling stockholder is Alisa Farber.

(10)	The natural person holding sole voting and investment control over the shares held by the selling stockholder is Colin Armstrong.

(11)	Mr. Wilber is a member of our Board of Directors.

     We have been advised by the selling stockholders identified above that none are broker-dealers, but that affiliates of Janus Investment Fund and Trusco Capital Management, Inc. are broker-dealers. We have been advised by Janus Investment Fund and Trusco Capital Management, Inc. that they acquired their common stock in the ordinary course of business and, at the time of the purchase of the common stock, they had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent that we become aware that such entities did not acquire their common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

     Only selling stockholders identified above who beneficially own the common stock set forth opposite each such selling stockholder’s name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of common stock by any holder not identified above, this prospectus will be supplemented to set forth the name and aggregate amount of common stock beneficially owned by the selling stockholder intending to sell such common stock and the aggregate number of shares of the common stock to be offered. The prospectus as so supplemented will also disclose whether any selling stockholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

     The common stock is being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the common stock. These fees and expenses include registration and filing fees, printing expenses and fees and disbursements of our counsel and independent accountants. However, the selling stockholders will be solely responsible for all fees and expenses of any counsel retained by any of them and all underwriting discounts and commissions and agent’s commissions, if any. The selling stockholders may offer and sell common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

     Such sales may be effected by a variety of methods, including the following:

•	In market transactions on the NASDAQ National Market;

•	In privately negotiated transactions;

•	Through the writing of options;

•	In a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Through broker-dealers, which may act as agents or principals;

•	Directly to one or more purchasers;

•	Through agents; or

•	In any combination of the above or by any other legally available means.

     In connection with the sales of common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the common stock to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such securities.

     If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the common stock, a prospectus supplement or post-effective amendment will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders. Selling stockholders may decide to sell only a portion of the common stock offered by them pursuant to this prospectus or may decide not to sell any common stock offered by them pursuant to this prospectus. In addition, any selling stockholders may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

     The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If any selling stockholder were deemed to be an underwriter, that selling stockholder may be subject to statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the above may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     Under the securities laws of certain states, the common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. Each selling stockholder should consult its counsel regarding the application of the states’ Blue Sky or securities law in connection with sales of the common stock.

     We have agreed to indemnify the selling stockholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling stockholders will be entitled to contribution from us in connection with those liabilities. The selling stockholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling stockholder in connection with those liabilities.

OTHER INFORMATION

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any other documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

     This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you should rely on your own examination of our company and the terms of this offering and the common stock, including the merits and risks involved.

     We are not making any representation to any purchaser of the common stock regarding the legality of an investment in the common stock by such purchaser. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     You also may obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

     The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at: www.ultimatesoftware.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us.

Ultimate Software SEC Filings (File No. 000-24347)	Period

Annual Report on Form 10-K/A	Year Ended December 31, 2002
Quarterly Report on Form 10-Q/A	Quarter Ended March 31, 2003
Quarterly Report on Form 10-Q/A	Quarter Ended June 30, 2003
Quarterly Report on Form 10-Q/A	Quarter Ended September 30, 2003
Current Reports on Form 8-K	Filed May 6, 2003, July 16, 2003, July 24, 2003, July 25, 2003 and October 30, 2003

The description of our capital stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 27, 1998, including all amendments or reports filed for the purpose of updating the description.

The description of the Preferred Share Purchase Rights contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 23, 1998, including all amendments or reports filed for the purpose of updating the description.

     All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the common stock under this document shall also be deemed to be incorporated herein by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Mitchell K. Dauerman
Executive Vice President, Chief Financial Officer and Treasurer
The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, Florida 33326
(954) 331-7000

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

     Information contained on our website, other than the documents filed with the SEC which are specifically incorporated by reference as listed above, is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words such as “anticipates”, “believes”, “expects”, “estimates”, “intends”, “plans”, “seeks”, “could”, “may”, “should”, “will” or the negative version of those words or other comparable terminology.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Actual results could differ materially from those contained in or implied by such forward-looking statements based upon a variety of factors including:

•	the fact that we may be unable to reestablish or sustain profitability;

•	the fact that our cash flows from operations have historically been insufficient to fund operations;

•	fluctuation in our quarterly revenues and operating results from quarter to quarter;

•	maintenance and acceptance of our primary product UltiPro and our hosted offering, Intersourcing;

•	management of our growth and expansion;

•	the success of our sales force, our ability to establish and maintain relationships with business service providers, our ability to adapt our sales channels to address the evolving markets for our products and our success in recruiting, training and retaining sufficient sales personnel;

•	rapid technological changes and the introduction of new products and enhancements by new or existing competitors;

•	development of our own and our competitors’ products;

•	deferral of revenue recognition for license revenues for a significant period of time due to requirements of generally accepted accounting principles;

•	changes in accounting interpretations relating to revenue recognition; and

•	a system failure or other service interruption at the BellSouth data center used for our Intersourcing hosting services.

     We do not undertake any obligation to publicly update or review any forward-looking statement.

     We caution you that these factors, as well as the risk factors set forth later in this prospectus, may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

LEGAL MATTERS

     The legality of the common stock will be passed upon for us by Dewey Ballantine LLP, New York, New York. Mr. James A. FitzPatrick, Jr., a member of that firm, is also a member of our Board of Directors and owns 2,000 shares of common stock and holds options to purchase 54,620 shares of common stock.

EXPERTS

     The consolidated financial statements and schedule of The Ultimate Software Group, Inc. and subsidiary as of and for the year ended December 31, 2002 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants and upon authority of said firm as experts in accounting and auditing.

     Our consolidated financial statements as of December 31, 2001 and for the two years ended December 31, 2001 incorporated by reference in the registration statement of which this prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen LLP has not consented to the inclusion of their report in the registration statement of which this prospectus forms a part, and in reliance upon Rule 437a under the Securities Act, we have not therefore filed their consent. Because Arthur Andersen LLP has not consented to the inclusion of their report in the registration statement of which this prospectus forms a part, it may become more difficult for you to seek remedies against Arthur Andersen LLP in connection with any material misstatement or omission that may be contained in our consolidated financial statements and schedules for such periods. In particular, and without limitation, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission of a material fact therefrom.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with the offering described in this Registration Statement:

Securities and Exchange Commission registration fee*	$2,417
Legal fees and expenses	125,000
Accounting fees and expenses	40,000
Miscellaneous	7,583

TOTAL	$175,000

* Actual; other expenses are estimated

Item 15. Indemnification of Directors and Officers.

     The Certificate of Incorporation of The Ultimate Software Group, Inc. (the “Company”) provides for indemnification, to the fullest extent permitted by law, of any person who was or is a director, officer, employee or agent of the Company or was serving in such capacity at another entity at the Company’s request (each, an “Indemnified Person”), and is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether derivative or not. Indemnification continues as to an Indemnified Person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of an Indemnified Person. The indemnification provisions in the Certificate of Incorporation are non-exclusive and allow the Company to indemnify by agreement or vote of stockholders or disinterested directors.

     The Certificate of Incorporation also authorizes, to the fullest extent allowed by law, indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, as well as the advancement of expenses to an Indemnified Person.

     We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit
Number	Description of Document

3.1*	Amended and Restated Certificate of Incorporation of Ultimate Software (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1 (File No. 333-47881), initially filed March 13, 1998)

4.1*	Securities Purchase Agreement among The Ultimate Software Group, Inc. and the Purchasers named therein, dated July 15, 2003 (incorporated by reference to Ultimate Software’s Form 8-K, filed July 16, 2003)

4.2*	Registration Rights Agreement among The Ultimate Software Group, Inc. and the Purchasers named therein, dated July 15, 2003 (incorporated by reference to Ultimate Software’s Form 8-K filed July 16, 2003)

4.3*	Escrow Agreement among The Ultimate Software Group, Inc., the Purchasers named therein and Feldman Weinstein LLP, dated July 15, 2003 (incorporated by reference to Ultimate Software’s Form 8-K filed July 16, 2003)

4.4*	Form of Warrant for purchase of common stock

4.5*	Form of Registration Rights Agreement entered into by the Ultimate Software Group, Inc. from time to time with certain of its stockholders and warrantholders

5.1*	Opinion of Dewey Ballantine LLP

23.1	Consent of KPMG LLP

23.2*	Notice of Inability to Obtain Consent from Arthur Andersen LLP

24*	Powers of Attorney

*Previously filed.

Item 17. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Weston, State of Florida, as of the 1st day of December, 2003.

THE ULTIMATE SOFTWARE GROUP, INC.

By:	/s/ Mitchell K. Dauerman

Mitchell K. Dauerman
Executive Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on December 1, 2003.

Signature	Capacity

* Scott Scherr	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

* Marc D. Scherr	Vice Chairman of the Board

* Mitchell K. Dauerman	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

* LeRoy A. Vander Putten	Director

* James A. FitzPatrick, Jr.	Director

* Robert A. Yanover	Director

* Rick A. Wilber	Director

*Mitchell K. Dauerman, by signing his name thereto, does hereby sign this document on behalf of each of the above-named officers and/or directors pursuant to powers of attorney duly executed by such persons.

By:	/s/ Mitchell K. Dauerman

Mitchell K. Dauerman, Attorney-in-fact